Exhibit (d)(78)

FORM OF

SIDE LETTER

November 14, 2011

Massachusetts Mutual Life Insurance Company.

1295 State Street

Springfield, MA 01111

Attention: RS Investment Management

Ladies and Gentlemen:

Massachusetts Mutual Life Insurance Company (“MassMutual”) and Baring International Investment Limited (“Subadviser”) have entered into a Subadvisory Agreement dated as of November 14, 2011 (the “Agreement”). In the Agreement, MassMutual has retained the Subadviser to manage the assets of the MassMutual Barings Dynamic Allocation Fund (“Fund”). In connection with the performance by the parties of their respective obligations under the Agreement, the parties wish to set out certain operating protocols and understandings. Capitalized terms not defined herein shall have the meanings given to those terms in the Agreement.

1. Executing Portfolio Transactions.

The Subadviser has delivered to MassMutual, the Trust, and the Fund a copy of the document entitled “Level One Disclosure,” which describes the Subadviser’s practices with respect to executing portfolio transactions.

24.	Financial Services Authority of the United Kingdom (“FSA”).

MassMutual, the Trust and the Fund confirm receipt of Appendix A, which sets out additional information required as a result of the Markets in Financial Instruments Directive 2004/39/EC, which is required to be implemented by all companies regulated by the FSA and provided by the Subadviser to MassMutual, the Trust and the Fund.

Very truly yours,

Baring International Investment Limited,

By:
Name:	George Harvey
Title:	Director

Acknowledged and agreed:

Massachusetts Mutual Life Insurance Company.

By:
Name:	Eric Wietsma
Title:	Senior Vice President

Appendix A

MiFID clauses:

Professional Clients

1.	Definitions

Client Limit Order	A specific instruction from MassMutual to the Subadviser to buy or sell a financial instrument at a specified price limit or better and for a specified size.
Conflicts of Interest Policy	the Subadviser’s policy dealing with identification and management of conflicts of interest in accordance with the FSA Rules.
Execution Policy	The Subadviser’s policy relating to the execution of orders and decisions to deal on behalf of clients, as required by the FSA Rules.
MiFID	Markets in Financial Instruments Directive 2004/39/EC
Multilateral Trading Facility

A multilateral system set up in accordance with MiFID, which brings together multiple buying and selling interests in financial instruments in accordance with non-discretionary rules in a way that results in a contract.

Regulated Market

A multilateral system which brings together or facilitates the bringing together of multiple buying and selling interests in financial instruments in accordance with non-discretionary rules in a way that results in a contract in respect of the financial instruments admitted to trading under its rules and/or systems and which is authorised and functions regularly in accordance with the requirements of MiFID.

2.	Regulatory Status and Client Classification

(a) The Subadviser is authorized and regulated by the Financial Services Authority (FSA) of 25 the North Colonnade, Canary Wharf, London E14 5HS.

(b) MassMutual shall be classified as a Professional Client, in accordance with the FSA Rules. MassMutual has the right to request a different categorization but the Subadviser only provides the services covered by the terms of this agreement to Professional Clients.

3.	Conflicts of Interest and Disclosures

The Subadviser’s Conflicts of Interest Policy, a copy of which has been provided to MassMutual sets out the types of actual or potential conflicts of interest which affect the Subadviser’s business and provides details of how these are managed.

4.	Execution Policy

(a) Details of the Subadviser’s Execution Policy have been provided to MassMutual. MassMutual hereby confirms that it agrees to the Subadviser’s Execution Policy. In particular MassMutual agrees that the Subadviser may trade outside of a regulated market or Multilateral Trading Facility.

(b) MassMutual instructs the Subadviser not to make public Client Limit Orders in respect of shares admitted to trading on a regulated market which are not immediately executed under prevailing market conditions.